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                                                                   EXHIBIT 99.1

               RAYCHEM ANNOUNCES RECORD DATE AND SPECIAL
               MEETING DATE FOR VOTE ON MERGER WITH TYCO


MENLO PARK, Calif.--(BUSINESS WIRE)--June 29, 1999--Raychem Corporation (NYSE:RYC - NEWS) today announced that a Special Meeting of Raychem stockholders will be held on Thursday, August 12, 1999, to consider a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of May 19, 1999, among Raychem, Tyco International Ltd., and Tyco International (PA) Inc., a wholly owned subsidiary of Tyco. A special committee of the Raychem Board of Directors set a record date of July 7, 1999 for determining the stockholders of Raychem entitled to notice of and to vote at the Special Meeting.

Forward Looking Statements:

All statements contained in this press release that are not historical fact are based on current expectations and are forward looking statements. Actual events or results may differ materially as a result of several risks and uncertainties, including, but not limited to the factors referenced in Raychem's Securities and Exchange Commission filings.

Raychem Corporation of Menlo Park, California, is an international company with approximately 9,000 employees in 49 countries and revenues of $1.8 billion in fiscal 1998. The company utilizes expertise in materials science, electronics, and process engineering to develop, manufacture, and market high-performance products for electronics OEM businesses and telecommunications, energy and industrial applications. On May 19, 1999, Raychem announced its agreement to merge with Tyco International Ltd., a diversified manufacturing and service company. More information on Raychem is available at www.raychem.com.

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CONTACT:

     Raychem Corporation
     Scott F. Wylie, 650/361-7855
     swylie@raychem.com